                                                                    Exhibit 12.1
                             Matrix Bancorp, Inc.

               Computation of Ratio of Earnings to Fixed Charges

                                  (Unaudited)

                            (Dollars in thousands)

                                                                                           Three Months
                                                      Year Ended December 31             Ended  March 31
                                              1994    1995     1996     1997     1998     1998     1999
                                             ------------------------------------------------------------
A.  Matrix Bancorp, Inc. and subsidiaries
 (consolidated)

Earnings:
  1.  Income before income taxes             $5,134  $ 6,392  $ 5,848  $13,297  $13,389  $ 3,524  $ 3,900
  2.  Plus interest expense (A)               3,245    7,410   10,670   18,471   36,822    7,371   10,470
                                             ------------------------------------------------------------
  3.  Earnings including interest on
      deposits                                8,379   13,802   16,518   31,768   50,211   10,895   14,370
  4.  Less interest on deposits               1,481    2,184    3,760    8,376   16,221    2,864    5,195
                                             ------------------------------------------------------------
  5.  Earnings excluding interest on
      deposits                               $6,898  $11,618  $12,758  $23,392  $33,990  $ 8,031  $ 9,175
                                             ============================================================

Fixed Charges:
  6.  Including interest on deposits
      excluding capitalized interest         $3,245  $ 7,410  $10,708  $18,551  $36,901  $ 7,389  $10,488

  7.  Less interest on deposits (Line 4)      1,481    2,184    3,760    8,376   16,221    2,864    5,195
                                             ------------------------------------------------------------
  8.  Excluding interest on deposits         $1,764  $ 5,226  $ 6,948  $10,175  $20,680  $ 4,525  $ 5,293
                                             ============================================================

Ratio of Earnings to Fixed Charges:
      Including interest on deposits
        (Line 3 divided by Line 6)             2.58x    1.86x    1.54x    1.71x    1.36x  1.47x    1.37x

                                             ===========================================================
      Excluding interest on deposits
        (Line 5 divided by Line 8)             3.91x    2.22x    1.84x    2.30x    1.64x  1.77x    1.73x

                                             ============================================================


(A) Includes amounts representing the estimated interest component of net rental payments.